 Red Mountain Resources, Inc
Exhibit 99.1

Red Mountain Resources appoints David M. Heikkinen to Board of Directors

DALLAS, TX – Red Mountain Resources, Inc. (“RMR” or the “Company”), a growth-oriented energy company engaged in the acquisition, development, and exploration of oil and natural gas properties, today announced the appointment of David M. Heikkinen to the Board of Directors.  Mr. Heikkinen replaces Lynden B. Rose, who voluntarily resigned from RMR’s Board of Directors.  Mr. Rose’s resignation was not due to any disagreement with RMR or its management on any matter relating to RMR’s operations, policies or practices.  The Board of Directors has determined that Mr. Heikkinen is an “independent director” as that term is defined under NYSE MKT LLC rules.

Mr. Heikkinen has served as the Chief Executive Officer of Heikkinen Energy Advisors, LLC, an institutional equity research and investment advisory firm, since he founded it in July 2012.  From December 2005 to February 2012, Mr. Heikkinen served as Head of Exploration and Production Research for Tudor, Pickering, Holt & Co., an integrated energy investment and merchant bank, providing advice and services to institutional and corporate clients.  From February 2000 to December 2005, Mr. Heikkinen served as the Exploration and Production Analyst for Capital One Southcoast, Inc., an investment bank headquartered in New Orleans, Louisiana that provides financial advisory services.  From January 1994 to February 2000, Mr. Heikkinen held various engineering roles with Shell Offshore Inc. and Shell International Exploration and Production.  Mr. Heikkinen received a B.S. in Mechanical Engineering from the University of Missouri-Rolla and an M.B.A. from Tulane University.

Alan Barksdale, RMR’s CEO, commented, “David has extensive experience which spans the energy industry.  He brings a unique background and skill set to the RMR Board with capital markets experience and a granular understanding of the E&P business. As we continue to implement our growth plan, we believe he will be instrumental in formulating strategy and developing relationships in the capital markets. We are very excited to have David and look forward to tapping into his expertise.”

About Red Mountain Resources, Inc.

Red Mountain Resources, Inc. (OTC QB: RDMP.QB) is a growth-oriented, energy company engaged in the acquisition, development and exploration of oil and natural gas properties.  The company’s operations are focused in the Permian Basin of West Texas and Southeast New Mexico, the onshore Gulf Coast of Texas, and Kansas. RMR combines an experienced management and consulting team with a fully-integrated strategy for growth and development. RMR intends to grow production and reserves through development and exploration activities on its existing properties and through acquisitions that meet its long-term objectives for production. For more information, please go to www.RedMountainResources.com.